Exhibit 8.2

December 14, 2018

SendGrid, Inc.

1401 Walnut St., Suite 500

Boulder, CO 80302

Ladies and Gentlemen:

We have acted as counsel to SendGrid, Inc., a Delaware corporation (“SendGrid”), in connection with the proposed merger (the “Merger”) to be undertaken pursuant to the Reorganization Agreement (as defined below) as described in the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on November 21, 2018 as amended through the date hereof (the “Registration Statement”) of which this exhibit is a part.  All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).  This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the Registration Statement, including the Prospectus included therein, the Agreement and Plan of Merger and Reorganization dated as of October 15, 2018 (the “Reorganization Agreement”) by and among Topaz Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”) and Twilio Inc., a Delaware corporation (“Twilio”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  We have also assumed that the transactions described in the Registration Statement (including the Merger) have been, are, or will be consummated in accordance with the Reorganization Agreement and as described in the Registration Statement, and that none of the terms and conditions contained herein have been, are, or will be waived or modified in any respect prior to the effective time of the Merger, except to the extent expressly stated in this opinion letter.

In rendering this opinion, we have assumed without investigation or verification that the facts and statements set forth in the Registration Statement and the Reorganization Agreement are true, correct and complete in all material respects; that the Merger will be completed in accordance with the Registration Statement and the Reorganization Agreement; that the statements, representations, covenants and agreements contained in tax representation letters delivered to us by SendGrid and by Merger Sub and Twilio are true, accurate and complete; that there is no change in applicable law between the date hereof and the effective time of the Merger; that any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement.  Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation.  No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein.  We undertake no responsibility to advise of any such developments in the law.

December 14, 2018 Page Two

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

No opinion is expressed as to any matter not discussed herein.  The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States.  No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Cooley LLP

COOLEY LLP